                                                                       EXHIBIT C

                             ARTICLES SUPPLEMENTARY

                                  classifying

                      6,200,000 shares of Preferred Stock

                                       as

               8% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                      ALEXANDER & ALEXANDER SERVICES INC.

                       (Pursuant to Section 2-208 of the
                       Maryland General Corporation Law)

                       _________________________________


          Alexander & Alexander Services Inc., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Corporation"), and having its principal office in this State at 10461 Mill Run Circle, Owings Mills, Maryland 21117, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of Article SIXTH of the Charter of the Corporation (the "Charter"), the Board of Directors, at a meeting duly convened and held on June 6, 1994, regarding the sale and issuance by the Corporation of cumulative convertible preferred stock (the "Securities"), adopted resolutions (the "Resolutions") classifying 6,200,000 shares of Preferred Stock of the Corporation into a single series to be designated as "8% Series B Cumulative Convertible Preferred Stock" and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such shares as follows:

               8% Series B Cumulative Convertible Preferred Stock

          1. Designation and Amount. There shall be a series of Preferred Stock designated as "8% Series B Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 6,200,000, of which 4,000,000 shall be issued initially (the date of such issuance, the "Original Issue Date") and the remainder shall be reserved for issuance as dividends pursuant to Section 3 below. Such series is referred to herein as the "Series B Convertible Preferred Stock." The number of shares designated as shares of Series B Convertible Preferred Stock may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series B Convertible Preferred Stock plus the then maximum number of such shares which could be issued pursuant to
Section 3 below assuming all dividends payable on or prior to December 15, 1999 are paid in shares of Series B Convertible Preferred Stock.

            2. Defined Terms. All capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Charter.

            3. Dividends. The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of 8% per annum per share, and no more, which shall be fully cumulative, shall accrue without interest and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 1994 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear upon the stock transfer books of the Corporation on each March 1, June 1, September 1 and December 1 immediately preceding the payment dates, or such other dates as shall be fixed at the time of the authorization and declaration by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof), which date shall not be less than ten (10) nor more than sixty (60) days preceding the relevant dividend payment date. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York. Subject to the sixth succeeding paragraph of this

Section 3, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date; provided, however, that dividends on account of arrears for any past dividends which were required to be made in shares of Series B Convertible Preferred Stock shall be declared and paid in shares of Series B Convertible Preferred Stock and shall include such number of shares of Series B Convertible Preferred Stock as any holder would have been entitled to receive had all such dividends been declared and paid on a timely basis. The amount of dividends payable per share of Series B Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four and shall include fractional shares. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period in which payable. No interest shall be payable in respect of any dividend payment on the Series B Convertible Preferred Stock or any other Parity Dividend Stock (as hereinafter defined) or any Senior Dividend Stock (as hereinafter defined) which may be in arrears.

            Any dividend payments made on or prior to December 15, 1996 shall be made in additional shares of Series B Convertible Preferred Stock valued at the liquidation preference of the Series B Convertible Preferred Stock. Any dividend payments made after December 15, 1996 and on or prior to December 15, 1999 may be made, in the sole discretion of the Board of Directors, either in (i) cash or (ii) additional shares of Series B Convertible Preferred Stock valued at the liquidation preference of the Series B Convertible Preferred Stock but not in any combination of cash and additional shares of Series B Convertible Preferred Stock. On and after the earlier of (i) December 16, 1999 or (ii) the first date the Corporation pays any dividend in cash, dividends on the Series B Convertible Preferred Stock shall be made only in cash. All shares of Series B Convertible Preferred Stock issued as a dividend with respect to the Series B Convertible Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and nonassessable.

            In the case of shares of Series B Convertible Preferred Stock issued on the Original Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Series B Convertible Preferred Stock issued as a dividend on shares of Series B Convertible Preferred Stock, dividends shall accrue and be cumulative from the dividend payment date in respect of which such shares were issued as a dividend.

            Each fractional share of Series B Convertible Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Convertible Preferred Stock, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for above with respect to dividends on each outstanding share of Series B Convertible Preferred Stock. Each fractional share of Series B Convertible Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series B Convertible Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series B Convertible Preferred Stock.

            No dividends or other distributions, other than dividends payable solely in shares of Common Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock or other stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Series B Convertible Preferred Stock, shall be authorized, declared, paid or set apart for payment on any shares of Common Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock or other stock of the Corporation ranking junior as to dividends to the Series B Convertible Preferred Stock, including the Series A Junior Participating Preferred Stock, when and if issued (collectively, the "Junior Dividend Stock"), unless and until all accrued and unpaid dividends on the Series B Convertible Preferred Stock for all dividend payment periods ending on or prior to the date of payment of such dividends or other distributions on Junior Dividend Stock shall have been authorized, declared and paid or set apart in trust for payment and all obligations of the Corporation to purchase shares of Series B Convertible Preferred Stock tendered to it pursuant to
Section 7 and to make Extra Payments have been fully satisfied.

            The Corporation shall not permit Reed Stenhouse Companies Limited ("RSC") (in respect of RSC Class A Shares) or Alexander & Alexander Services UK plc ("AAE") (in respect of AAE Dividend Shares) to authorize, declare, pay or set apart any dividends or other distributions, other than dividends payable solely in Junior Dividend Stock, RSC Class A Shares or AAE

Dividend Shares or other stock of the Corporation, RSC or AAE ranking junior as to dividends to the Series B Convertible Preferred Stock, unless and until all accrued and unpaid dividends on the Series B Convertible Preferred Stock for all dividend payment periods ending on or prior to the date of payment of such dividends or other distributions on RSC Class A Shares or AAE Dividend Shares shall have been authorized, declared and paid or set apart in trust for payment and all obligations of the Corporation to purchase shares of Series B Convertible Preferred Stock tendered to it pursuant to
Section 7 and to make Extra Payments have been fully satisfied.

            If at any time any dividend on any stock of the Corporation hereafter issued ranking senior as to dividends to the Series B Convertible Preferred Stock (the "Senior Dividend Stock") shall be in arrears, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be authorized, declared, paid or set apart for payment on the Series B Convertible Preferred Stock (other than dividends payable in additional shares of Series B Convertible Preferred Stock) unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock for all payment periods ending on or prior to the date of payment of the current dividend on the Series B Convertible Preferred Stock shall have been authorized, declared and paid or set apart for payment. No full dividends shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation's stock heretofore or hereafter issued ranking, as to dividends, on a parity with the Series B Convertible Preferred Stock (including the Series A Convertible Preferred Stock) (collectively, the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared and paid or set apart in trust for such payment on the Series B Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends (other than dividends payable in additional shares of Series B Convertible Preferred Stock) shall be authorized, declared, paid or set apart for payment on the Series B Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared and paid or set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When accrued dividends are not paid in full on the Series B Convertible Preferred Stock and the Parity Dividend Stock, all cash dividends authorized, declared and paid or set apart for payment on the Series B Convertible Preferred Stock and the Parity Dividend Stock shall be authorized, declared, paid or set apart for payment pro rata so that the amount of dividends authorized, declared, paid or set apart for payment per share on the Series B Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series B Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

            Any reference to "distribution" contained in this
Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, RSC or AAE, whether voluntary or involuntary.

            4. Liquidation Preference. Subject to the full payment of the liquidation preferences of shares of stock of the Corporation hereafter issued ranking senior as to liquidation rights to the Series B Convertible Preferred Stock (the "Senior Liquidation Stock"), in the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock, Class A Common Stock, Class C Common Stock, Class D Common Stock or any other class or series of the Corporation's stock hereafter issued ranking junior as to liquidation rights to the Series B Convertible Preferred Stock, including the Series A Junior Participating Preferred Stock (collectively, the "Junior Liquidation Stock").

            Further, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (i) the Board of Directors shall determine (which determination shall be conclusive) whether (1) there is some likelihood that the holders of Series B Convertible Preferred Stock will not receive, on such liquidation, dissolution or winding up of the Corporation, the full amounts to which they are entitled pursuant to this Section 4, and (2) there is some likelihood that the holders of RSC Class A Shares will receive out of the assets of RSC a distribution as the result of any liquidation, dissolution or winding up, or other action taken or to be taken by RSC in connection or concurrently with the liquidation, dissolution or winding up of the Corporation, in an amount greater than the holders of Common Stock are likely to receive on the liquidation, dissolution or winding up of the Corporation, and (ii) if the Board determines that both likelihoods exist, then, provided that paragraph 2 of the Keepwell Agreement between the Corporation and RSC dated
July 31, 1985 does not apply, the Corporation shall take such action as may be reasonably necessary to cause the transfer of shares of Common Stock of the Corporation to the holders of RSC Class A Shares in satisfaction of the obligations of RSC to the holders of such shares; provided, however, that no director of RSC shall be required to take any action which would cause such director to breach any duties under applicable law as advised by independent counsel.

            The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and any other class or series of the Corporation's stock hereafter issued ranking on a parity as to liquidation rights with the Series B Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of the Series B Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with or into another corporation nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property, will be considered a liquidation, dissolution or winding up of the Corporation.

            5. Limitation on Share Repurchase. If at any time any dividends on the Series B Convertible Preferred Stock shall be in arrears or the Corporation shall have failed to make any purchase of shares of Series B Convertible Preferred Stock tendered to it pursuant to Section 7, the Corporation shall not, and the Corporation shall not permit RSC, AAE or any other corporation or legal entity directly or indirectly controlled by the Corporation (collectively, the "subsidiaries") to, repurchase, redeem, retire or otherwise acquire any shares of Junior

Dividend Stock, Junior Liquidation Stock, RSC Class A
Shares, AAE Dividend Shares or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Dividend Stock, Junior Liquidation Stock, RSC Class A Shares or AAE Dividend Shares, except by conversion into or exchange for shares of Junior Dividend Stock or Junior Liquidation Stock and other than purchases, redemptions, retirements or acquisitions made pursuant to and as required by the terms of any employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation in effect on June 1, 1994, or for consideration aggregating not more than $100,000 in any calendar year.

            If at any time any dividends on the Series B
Convertible Preferred Stock shall be in arrears or the Corporation shall have failed to make any purchase of shares of Series B Convertible Preferred Stock tendered to it pursuant to
Section 7, the Corporation shall not, and shall not permit any subsidiary to, repurchase, redeem, retire or otherwise acquire any shares of the Corporation's or any such subsidiary's stock except (i) as permitted by the immediately preceding paragraph and (ii) any subsidiary which is wholly owned by the Corporation may repurchase, redeem, retire or otherwise acquire shares of its stock.

            6. Redemption at Option of the Corporation. The Series B Convertible Preferred Stock may not be redeemed by the Corporation prior to December 15, 1999. Thereafter, so long as shares of Common Stock shall have traded on the New York Stock Exchange on each trading day during a 30 consecutive trading day period (each of which trading days shall be after December 15, 1999) and had a Closing Price (as hereinafter defined) on each such day in excess of 150% of the conversion price then in effect for the Series B Convertible Preferred Stock for each such trading day, the Series B Convertible Preferred Stock may thereafter be redeemed by the Corporation, at its option on any date set by the Board of Directors, in whole or in part at any time, at a redemption price of $54.00 per share, plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption, if redeemed on or prior to December 14, 2000, and at the following redemption prices per share, if redeemed during the 12-month period beginning December 15:

            Year                          Redemption Price
            ----                          ----------------
            2000                                $53.50
            2001                                 53.00
            2002                                 52.50
            2003                                 52.00
            2004                                 51.50
            2005                                 51.00
            2006                                 50.50

and thereafter at $50.00 per share, plus, in each case, an amount in cash equal to all dividends on the Series B Convertible Preferred Stock accrued and unpaid thereon, whether or not authorized or declared, to but excluding the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price."

            In case of the redemption of less than all of the then outstanding shares of Series B Convertible Preferred Stock, the Corporation shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the shares of Series B Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all shares of Series B Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

            Not more than sixty nor less than forty-five days prior to the redemption date fixed by the Board of Directors, notice by first class mail, postage prepaid, shall be given to the holders of record of shares of the Series B Convertible Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series B Convertible Preferred Stock, that on and after the redemption date dividends will cease to accrue on such shares, the then effective conversion price pursuant to Section 8 and that the right of holders to convert shares of Series B Convertible Preferred Stock shall terminate at the close of business on the business day prior to the redemption date (unless the Corporation defaults in the payment of the Redemption Price).

            Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption, subject to such holder's right to convert shares of Series B Convertible Preferred Stock as provided above, shall surrender the certificate representing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside in trust for the holders of the shares of Series B Convertible Preferred Stock, then, notwithstanding that the certificates representing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Series B Convertible Preferred
Stock to be redeemed, then the certificates representing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the rights of holders of shares of Series B Convertible Preferred Stock thereafter shall continue to be only those of a holder of shares of the Series B Convertible Preferred Stock.

            Except as provided in Section 7, the shares of Series
B Convertible Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

            7. Repurchase at Option of the Holder. If one or more Special Events shall occur at any time or from time to time on or after the Original Issue Date, each holder of shares of the Series B Convertible Preferred Stock shall have the right, at such holder's option exercisable at any time within 120 days after the happening of each such Special Event, to require the Corporation to purchase all or any part of the shares of Series B Convertible Preferred Stock then held by such holder as such holder may elect at $58.82 per share if the Special Event occurs on or before six months after the Original Issue Date, $66.18 per share if the Special Event occurs more than six months after the Original Issue Date and on or before twelve months after the Original Issue Date and $72.06 per share if the Special Event occurs more than twelve months after the Original Issue Date plus, in each case, an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption. Any shares of Series B Convertible Preferred Stock which would have accrued but have not been paid on any shares tendered for purchase shall be deemed to be tendered for purchase. The Corporation shall, immediately upon becoming aware of any facts or events that could reasonably be expected to result in the occurrence of a Special Event, give a written notice thereof by first class mail, postage prepaid, to the holders of record of shares of the Series B Convertible Preferred Stock, addressed to such holders at their last address as shown upon the stock transfer books of the Corporation.

            A "Special Event" shall mean (v) the declaration or payment on or after the Original Issue Date by the Corporation, RSC or AAE of an Extraordinary Equity Payment (as hereinafter defined), (w) the sale or other disposition, directly or indirectly, by the Corporation or any of its subsidiaries in one or a series of related transactions of assets representing 35% or more of the then book value of the Corporation's assets on a consolidated basis or 35% or more of the Corporation's gross revenues on a consolidated basis in either of the two most recently ended fiscal years, (x) the merger or consolidation of the Corporation or any of its Principal Subsidiaries (as hereinafter defined) with or into any other firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Corporation into another or the Corporation, or (ii) a merger or consolidation in which the securities of the Corporation outstanding before the merger or consolidation are not affected and in which the Corporation issues equity securities having an aggregate market value of less than 20% of the total market value of the Corporation's equity securities outstanding prior to such merger or consolidation, or (y) the occurrence of a Specified Corporate Action on or after the Original Issue Date.

            "Extraordinary Equity Payment" shall mean (a) the declaration or payment on or after June 1, 1994 by the

Corporation, RSC, AAE or any of their respective subsidiaries of any dividend or distribution (except for any dividend or distribution from one subsidiary of the Corporation to another subsidiary of the Corporation or from a subsidiary of the Corporation to the Corporation, RSC or AAE or any of their respective wholly owned subsidiaries; provided that all of such dividend paid or distribution made, net of applicable withholding taxes, is received by the Corporation, RSC or AAE or such recipient subsidiary) on any class or series of its stock (other than regularly scheduled quarterly cash dividends on the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in accordance with the terms thereof as in effect on the Original Issue Date) other than the declaration and payment by the Corporation, RSC and AAE of dividends on the Common Stock, the RSC Class A Shares and the AAE Dividend Shares, respectively, which do not exceed (i) on and after June 1, 1994 and on and prior to December 31, 1994, more than $.075 per share, (ii) on and after January 1, 1995 and on and prior to December 31, 1996, in the aggregate more than 25% of the Corporation's net income available for distribution to common shareholders (after preferred dividends) through the end of the last fiscal quarter prior to the date of declaration of such dividend and (iii) on and after January 1, 1997, in the aggregate more than the sum of (A) 50% of the Corporation's net income available for distribution to common shareholders (after preferred dividends) on and after such date and through the end of the last fiscal quarter prior to the date of declaration of such dividend and (B) the excess, if any, of (1) 25% of the Corporation's net income available for distribution to common shareholders (after preferred dividends) during the period ending on and after January 1, 1995 through December 31, 1996 over (2) the aggregate amount of dividends declared during the period from January 1, 1995 through December 31, 1996 and (b) any repurchases, redemptions, retirements or other acquisitions directly or indirectly by the Corporation or any of its subsidiaries on or after June 1, 1994 of any stock of the Corporation or any of its subsidiaries (other than a wholly-owned subsidiary) (other than redemptions or repurchases of the Series B Convertible Preferred Stock in accordance with Sections 6 and 7) in excess of net proceeds on or after June 1, 1994 to the Corporation from sales of stock of the Corporation (less amounts expended on redemptions or repurchases of Series A Convertible Preferred Stock and
Series B Convertible Preferred Stock on or after June 1, 1994). For purposes of Section 8 below, all amounts treated as an Extraordinary Equity Payment shall be treated as having been made by the Corporation.

            "Specified Corporate Action" shall mean such time as
(i) the Corporation shall consent or agree to the acquisition of, or the commencement of a tender offer for, or the Board of Directors of the Corporation shall recommend or, within 10 business days after the commencement of the tender offer, not recommend that shareholders reject, a tender offer for, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) by any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")) other than American International Group, Inc. ("AIG") and its affiliates or any transferee thereof, of securities of the Corporation entitled to vote generally in the election of directors, or securities convertible into or exchangeable for such securities (collectively, "Designated Securities"), representing, when added to the Designated Securities already owned by such person or group, thirty-five percent (35%) or more of such Designated Securities; (ii) the Corporation shall amend, modify or supplement, or waive the benefit of, the Rights Agreement between Alexander & Alexander Services Inc. and First Chicago Trust Company of New York, dated as of June 11, 1987, as amended and restated on March 22, 1990, as amended on August 21, 1992 and June 6, 1994 (the "Rights Agreement"), so as to permit any acquisition of beneficial ownership of thirty-five percent (35%) or more of the Designated Securities without causing a person or group (other than AIG and its affiliates or any transferee thereof) to become an Acquiring Person (as defined in the Rights Agreement) or without causing the Distribution Date or the Shares Acquisition Date (each as defined in the Rights Agreement) to occur or without giving rise to a Section 11(a)(ii) Event (as defined in the Rights Agreement); (iii) the Corporation shall take any action under
Section 3-603(c) of the Maryland General Corporation Law to exempt any transaction between the Corporation and any of its subsidiaries, on the one hand, and any person or group (other than AIG and its affiliates or any transferee thereof), or any affiliates of any such person or group, on the other hand, who
(A) acquire, own or hold beneficial ownership of Designated Securities representing thirty-five percent (35%) or more of such Designated Securities from the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law or
(B) acquire, own or hold beneficial ownership of Designated Securities representing ten percent (10%) or more of such Designated Securities unless such other person or group, or any affiliate of such person or group, enters into a standstill agreement with the Corporation limiting the acquisition of Designated Securities by such other person or group, or any affiliates of such person or group, to less than 35% of the Designated Securities and such standstill agreement remains in full force and effect; (iv) the Corporation shall issue, sell or transfer, in one or a series of related transactions, Designated Securities to any person or group (other than AIG and its affiliates or any transferee thereof) if after giving effect thereto said person or group shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty-five percent (35%) of the combined voting power to vote generally in the election of directors of the Corporation; or (v) the Corporation shall agree to merge or consolidate with or into any person, firm, corporation or other legal entity (other than AIG and its affiliates or any transferee thereof) or shall agree to sell all or substantially all its assets to any such person, firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Corporation into another or the Corporation, or (ii) a merger or consolidation in which the securities of the Corporation outstanding before the merger or consolidation are not affected and in which the Corporation issues equity securities having an aggregate market value of less than 20% of the total market value of the Corporation's equity securities outstanding prior to such merger or consolidation.

            "Principal Subsidiary" means a subsidiary, including its subsidiaries, which meets any of the following conditions:

            (i) The Corporation's and its other subsidiaries' investments in and advances to the subsidiary exceed ten percent (10%) of the total assets of the Corporation and its subsidiaries consolidated as of the end of the most recently completed fiscal year of the Corporation; or

           (ii) The Corporation's and its other subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceed ten percent (10%) of the total assets of the Corporation and its subsidiaries consolidated as of the end of the most recently completed fiscal year of the Corporation; or

          (iii) The Corporation's and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceeds ten percent (10%) of such income of the

      Corporation and its subsidiaries consolidated for the most recently completed fiscal year of the Corporation.

            "Affiliate" means, when used with reference to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent person or such other person, as the case may be, or any person who beneficially owns, directly or indirectly, 10% or more of the voting equity interests of such person or warrants, options or other rights to acquire or hold more than 10% of any class of voting equity interests of such person.
For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

            The date fixed for each such repurchase shall be the 121st day following the occurrence of the Special Event giving rise thereto. The place of payment shall be at an office or agency in the City of New York, New York fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

            The Corporation shall, within 20 days of the occurrence of a Special Event, give a written notice thereof by first class mail, postage prepaid, to the holders of record of shares of the Series B Convertible Preferred Stock, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice shall specify the Special Event which has occurred and the date of such occurrence, the place or places of payment, the then effective conversion price pursuant to Section 8, the then effective repurchase price and the date the right of such holder to require such repurchase shall terminate. Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the repurchase of any other shares of Series B Convertible Preferred Stock.

            On the date fixed for any such repurchase, each holder of shares of Series B Convertible Preferred Stock who elects to have shares of Series B Convertible Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 7. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Dividends with respect to the shares of Series B Convertible Preferred Stock so purchased shall cease to accrue after the date so purchased, such shares shall no longer be deemed outstanding and the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate. If the funds legally available for such purchase are not sufficient to purchase all the shares of Series B Convertible Preferred Stock tendered to the Corporation for purchase, the Corporation shall purchase the greatest number of whole shares for which such funds are so available on a pro rata basis among all tendering holders based on the ratio of the number of shares tendered by each of them to the aggregate amount of all shares so tendered, and the certificates representing the unpurchased shares shall be deemed not to be surrendered for repurchase, such unpurchased shares shall remain outstanding and the rights of the holders of shares of Series B Convertible Preferred Stock thereafter shall continue to be those of a holder of shares of the Series B Convertible Preferred Stock; provided, however, the Corporation shall thereafter be required to repurchase all such remaining shares at the first date it has sufficient funds legally available for such purpose at the price it would have paid at the date such shares were actually tendered and the Corporation shall give notice as aforesaid to each holder whose shares were not repurchased for such reason and such holder shall thereafter have the right to elect to have such shares repurchased, such election to be made within 30 days of receipt of such notice.

            8.    Conversion.

            (a) Right of Conversion. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the business day prior to the date fixed for redemption of such share as herein provided, into fully paid and nonassessable shares of Class D Common Stock and such other securities and property as hereinafter provided, at the rate of that number of shares of Class D Common Stock for each full share of

Series B Convertible Preferred Stock that is equal to
$50.00 divided by the conversion price applicable per share of Class D Common Stock. For purposes of this resolution, the "conversion price" applicable per share of Class D Common Stock shall initially be equal to $17.00, and shall be adjusted from time to time in accordance with the provisions of this Section 8.

            For the purpose of this Section 8, the term "Common Stock" shall mean the class designated as Common Stock, par value $1.00 per share, of the Corporation as of June 1, 1994 and any other shares into which such shares may hereafter be changed from time to time. For purposes of this Section 8, the term "Class D Common Stock" shall mean the class designated as Class D Common Stock, par value $1.00 per share, of the Corporation as of the Original Issue Date and any other shares into which such shares may hereafter be changed from time to time.

            (b) Conversion Procedures. Any holder of shares of Series B Convertible Preferred Stock desiring to convert such shares into Class D Common Stock shall surrender the certificate or certificates representing such shares of Series
B Convertible Preferred Stock at the office of the transfer agent for the Series B Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Class
D Common Stock are to be issued.

            Subject to Section 8(1) hereof, no payments or adjustments in respect of dividends on shares of Series B Convertible Preferred Stock surrendered for conversion or on account of any dividend on the Class D Common Stock issued upon conversion shall be made upon the conversion of any shares of Series B Convertible Preferred Stock.

            The Corporation shall, as soon as practicable after such deposit of certificates representing shares of Series B Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of the transfer agent to the person for whose account such shares of Series B Convertible Preferred Stock were so surrendered or to the nominee or nominees of such person certificates representing the number of full shares of Class D Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Class D Common Stock as hereinafter provided. Subject to the following provisions of this para-graph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Conver-tible Preferred Stock to be converted, and the person or persons entitled to receive the Class D Common Stock deliver-able upon conversion of such Series B Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Class D Common Stock on such date.

            (c) Adjustment of Conversion Price. The conversion price at which a share of Series B Convertible Preferred Stock is convertible into Class D Common Stock shall be subject to adjustment from time to time as follows:

            (i) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of stock of the Corporation which dividend or distribution includes Common Stock or shall exchange outstanding Rights (as defined in Section 8(k) hereof) for shares of Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution or exchange, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

            In case the Corporation shall issue or otherwise sell or distribute shares of Common Stock for a consideration per share in cash or property less than the conversion price in effect at the time of such issuance, the conversion price then in effect shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received by the

Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Directors including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) would purchase at the conversion price per share and the denominator shall be the number of shares of Common Stock outstanding immediately after giving effect to such issuance, sale or distribution.

           (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all or substantially all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised, the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants. For the purposes of this Section 8(c)(ii), if both a Distribution Date and a Section 11(a)(ii) Event (as such terms are defined in the Rights Agreement) shall have occurred, then the later to occur of such events shall be deemed to constitute an issuance of rights to purchase shares of Common Stock.

          (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

           (iv) Subject to the last sentence of this subpara-graph (iv), in case the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock evidences of its indebtedness, shares of any class of stock, cash or assets (including securities, but excluding any rights or warrants referred to in subparagraph
(ii) of this Section 8(c), excluding any dividend or distribution paid exclusively in cash (other than an Extraordinary Equity Payment) and excluding any dividend or distribution referred to in subparagraph (i) of this Section
8(c)) (for the purposes of this subparagraph (iv), such evidence of indebtedness, shares of stock, cash and assets are herein called "Securities"), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately following the close of business on the Determination Date (as defined in Section 8(i)) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the fair market value (as determined by the Board of Directors including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the date of such effectiveness, of the portion of the Securities so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. If the Board of Directors so determines as aforesaid the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any Securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share of Common Stock pursuant to subparagraph (vii) of this Section 8(c). Notwithstanding the foregoing, if the holders of the Series B Convertible Preferred Stock elect to cause the Corporation to reserve the Securities to be distributed for distribution to the holders of the Series B Convertible Preferred Stock upon the conversion of the shares of Series B Convertible Preferred
Stock so that any such holder converting shares of Series B
Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Class D Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of Securities, converted its shares of Series B
Convertible Preferred Stock into Class D Common Stock, the fair market value of the Securities shall, for purposes of this subparagraph (iv), be deemed to be zero.

            For purposes of this subparagraph (iv), any dividend or distribution that includes shares of Common Stock, rights or warrants to subscribe for or purchase shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of stock other than such shares of Common Stock, such rights or warrants or such other convertible or exchangeable securities (making any conversion price reduction required by this subparagraph (iv)) immediately followed by (2) in the case of such shares of Common Stock or such rights or warrants, a dividend or distribution thereof (making any further conversion price reduction required by subparagraph (i) or (ii) of this
Section 8(c), except (A) the Determination Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights" and "the date fixed for such determination" within the meaning of subparagraphs (i) and (ii) of this Section 8(c) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section 8(c)) or (3) in the case of such other convertible or exchangeable securities, a dividend or distribution of such number of shares of Common Stock as would then be issuable upon the conversion or exchange thereof, whether or not the conversion or exchange of such securities is subject to any conditions (making any further conversion price reduction required by subparagraph (i) of this Section 8(c), except (A) the Determination Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights" and "the date fixed for such determination" and (B) the shares deemed to constitute such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination," each within the meaning of subparagraph (i) of this Section 8(c)).

            (v) Subject to the last sentence of this subpara-graph (v), in case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding (1) any cash that is distributed as part of a distribution referred to in subparagraph (iv) of this
Section 8(c) and constitutes an Extraordinary Equity Payment and (2) any cash representing an amount per share of Common Stock of any quarterly cash dividend on the Common Stock to the extent such cash does not constitute an Extraordinary Equity Payment), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effective-ness of the conversion price reduction contemplated by this subparagraph (v) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the amount of cash so distributed and not excluded as above provided applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. Notwithstanding the foregoing, if the Corporation elects to reserve the cash to be distributed for distribution to the holders of the Series B Convertible Preferred Stock upon the conversion of the shares of Series B Convertible Preferred Stock so that any such holder converting shares of Series B Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Class D Common Stock to which such holder is entitled, the amount of cash which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of cash, converted its shares of Series B Convertible Preferred Stock into Class D Common Stock, then the conversion price shall not be so reduced.

           (vi) In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Corporation's Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

          (vii) For the purpose of any computation under this subparagraph and subparagraphs (ii), (iv) and (v) of this
Section 8(c), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices (as defined in Section 8(i)) on the five consecutive Trading Days prior to and including the date in question; provided, however, that (1) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to subparagraph
(i), (ii), (iii), (iv), (v) or (vi) above occurs on or after the twentieth Trading Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such other event, (2) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to subparagraph (i), (ii), (iii), (iv), (v) or
(vi) above occurs on or after the "ex" date for the issuance or distribution requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such other event, and (3) if the "ex" date for the issuance or distribution requiring such computation is on or prior to the date in question, after taking into account any adjustment required pursuant to clause
(2) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the day in question (as determined by the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation, in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of this
Section 8(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the evidences of indebtedness, shares of stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For the purpose of any computation under subparagraph (vi) of this
Section 8(c), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for such day and the next two succeeding Trading Days; provided that, if the "ex" date for any event (other than the tender or exchange offer requiring such computation) that requires an adjustment to the conversion price pursuant to subparagraph (i), (ii), (iii), (iv), (v) or
(vi) above occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date or such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such other event. For purposes of this subparagraph (vii), the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer, means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

         (viii) The Corporation may make such reductions in the conversion price, in addition to those required by subpara-graphs (i), (ii), (iii), (iv), (v) and (vi) of this Section 8(c), as it considers to be advisable to avoid or diminish any income tax to holders of Class D Common Stock or rights to purchase Class D Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Corporation from time to time may reduce the conversion price by any amount for any period of time if the period is at least thirty days, the reduction is irrevocable during the period and the Board of Directors shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series B Convertible Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

           (ix) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this subparagraph (ix) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

            (x)  Notwithstanding any other provision of this
Section 8 and without implication that the contrary would otherwise be true, no issuance, dividend or distribution requiring adjustment of the conversion price pursuant to Section 8(c) hereof shall be deemed to have occurred in the event that, upon, following or in connection with the redemption or expiration of the Rights or the termination of the Rights Agreement or otherwise, the Corporation enters into a new agreement that is comparable in purpose and effect to the Rights Agreement (as determined by the Board of Directors, whose determination shall be conclusive) and distributes to the holders of Common Stock and Class D Common Stock Preferred Stock, Common Stock or other similar stock purchase rights under such agreement that are attached to the Common Stock.

           (xi) Whenever the conversion price is adjusted as herein provided:

            (1) the Corporation shall compute the adjusted conversion price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the acts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series B Convertible Preferred Stock; and

            (2) a notice stating the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of shares of Series B Convertible Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

          (xii) The occurrence of any correlative event with respect to the Class A Common Stock or the Class C Common Stock shall result in adjustments to the conversion price congruent with those made with respect to the Common Stock.

            (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Class D Common Stock shall be issued upon conversion of Series B Convertible Preferred Stock. If more than one certificate representing shares of Series B Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered. Instead of any fractional share of Class D Common Stock that would otherwise be issuable upon conversion of any shares of Series B Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common
Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange, shall be the reported last sale price regular way on the New York Stock Exchange) at the close of business on the day of conversion.

            (e) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of any other person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series B Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into (i) in the case of any such transaction other than a Common Stock Fundamental Change (as defined in Section 8(i)) and subject to assets being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Series B Convertible Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect, in the case of any Non-Stock Fundamental Change (as defined in Section 8(i)), to any adjustment in the conversion price required by the provisions of Section 8(h), and (ii) in the case of a Common Stock Fundamental Change, into Common Stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of Section 8(h). The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The above provisions shall similarly apply to successive recapitalizations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

            (f) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of shares of its Class D Common Stock or Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series B Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Maryland, increase the number of authorized shares of Class D Common Stock if at any time the number of shares of authorized and unissued Class D Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series B Convertible Preferred Stock. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the exchange of shares of Class D Common Stock or conversion of Series B Convertible Preferred Stock, such number of shares of its Common Stock or Class D Common Stock, as the case may be, free of preemptive rights as shall from time to time be sufficient to effect the exchange of all shares of Class D Common Stock or conversion of Series B Convertible Preferred Stock from time to time.

            If any shares of Class D Common Stock required to be reserved for purposes of conversion of the Series B Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Class D Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Class D Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock.

            The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Class D Common Stock on conversion of the Series B Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Class D Common Stock (or other securities or assets) in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (g)   Prior Notice of Certain Events.  In case:

            (i) the Corporation shall (1) authorize and declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash, other than any regularly scheduled quarterly cash dividend which does not constitute an Extraordinary Equity Payment, or
      (2) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of Common Stock; or

           (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

          (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding
      Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the

      Common Stock is converted into other securities, cash or other property; or

           (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series B Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Series B Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record date hereinafter specified, a notice stating, as the case may be,
(x) the record date (if any) for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if no record date is to be set, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

            (h) Adjustments in Case of Fundamental Changes. Notwithstanding any other provision in this Section 8 to the contrary, if any Fundamental Change (as defined in Section 8(i)) occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change (as defined in Section 8(i)), each share of Series B Convertible Preferred Stock shall be convertible solely into shares of common stock of the kind received by holders of Common Stock as the result of such shares of Common Stock Fundamental Change.

            For purposes of calculating any adjustment to be made pursuant to this Section 8(h) in the event of a Fundamental
Change, immediately after such Fundamental Change:

            (i) in the case of a Non-Stock Fundamental Change (as defined in Section 8(i)), the conversion price of the Series B Convertible Preferred Stock shall become the lower of (A) the conversion price immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this
      Section 8, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined in Section 8(i)) or the then applicable Reference Market Price (as defined in Section 8(i)) by a fraction the numerator of which shall be $50.00 and the denominator of which shall be $54.00 prior to September 15, 1999 and thereafter the then current Redemption Price per share of Series B Convertible Preferred Stock plus an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change; and

           (ii) in the case of a Common Stock Fundamental Change, the conversion price shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 8, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined in Section 8(i)) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the shares of Series B Convertible Preferred Stock immediately following such Common Stock Fundamental Change shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

            (i) Definitions. The following definitions shall apply to terms used in this Section 8:

                  (1) "Applicable Price" shall mean (i) in the event of a Non-Stock Fundamental Change in which the holders of shares of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the last reported sale price for the Common Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets.

                  (2) "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

                  (3) "Common Stock Fundamental Change" shall mean any Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors) of the consideration received by holders of Common Stock consists of common stock that for the consecutive ten Trading Days immediately prior to such Fundamental Change has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Association of

      Securities Dealers, Inc. ("NASDAQ") National Market System; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series B Convertible Preferred Stock continue to exist as outstanding shares of Series B Convertible Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series B Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Corporation, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Series B Convertible Preferred Stock.

                  (4)   "Determination Date" shall mean, with
      respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or assets or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property or assets (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

                  (5)   "Fundamental Change" shall mean the
      occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the shares of Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets
      (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise);
      provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental
      Change shall be deemed to have occurred when substantially all of the shares of Common Stock of the Corporation shall be exchanged for, converted into or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transaction or event as a result of which more than 50% of the shares of Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (i) any such transaction or event in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or
      (ii) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

                  (6) "Non-Stock Fundamental Change" shall mean any Fundamental Change other than a Common Stock
      Fundamental Change.

                  (7) "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the last reported sales price for the common stock, on the principal national securities exchange or the NASDAQ National Market System on which such common stock is listed, received in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of Common Stock entitled to receive such common stock or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock; provided, however, if no such last reported sales price for the common stock during the last ten Trading Days prior to the record date exists, then the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors.

                  (8) "Reference Market Price" shall initially mean $11.33 and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $11.33 to the initial conversion price set forth above.

                  (9) "Trading Day" shall mean a day on which the national securities exchange or the NASDAQ National Market
      System used to determine the Closing Price is open for the transaction of business or the reporting of trades.

            (j) Dividend or Interest Reinvestment Plans. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B Convertible Preferred Stock was first designated (except as expressly provided in Section 8(c)(i) or 8(c)(ii) with respect to certain events under the Rights Agreement), and any issuance of Rights (as hereinafter defined), shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation or any of its subsidiaries to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section 8. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to the holders of Series B Convertible Preferred Stock.

            (k) Preferred Share Purchase Rights. So long as Preferred Share Purchase Rights, of the kind authorized and declared on June 11, 1987 and distributed by the Corporation in June 1987 as the same have been and may hereafter be amended ("Rights"), are attached to the outstanding shares of Class D Common Stock of the Corporation, each share of Class D Common Stock issued upon conversion of the shares of Series B Convertible Preferred Stock prior to the earliest of any Distribution Date (as defined in the Rights Agreement), the date of redemption of the Rights or the date of expiration of the Rights shall be issued with Rights in an amount equal to the amount of

Rights then attached to each such outstanding share of Class D Common Stock, provided that, at the option of any holder of shares of Class D Common Stock, any securities issued upon exercise of such Rights shall be voting only to the extent that the Class D Common Stock is voting.

            (l)   Certain Additional Rights.  In case the
Corporation shall, by dividend or otherwise, authorize, declare or make a distribution on its Common Stock referred to in
Section 8(c)(iv) or Section 8(c)(v), the holder of each share of Series B Convertible Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to
Section 8(c)(iv) or Section 8(c)(v), shall also be entitled to receive for each share of Class D Common Stock into which such share of Series B Convertible Preferred Stock is converted, the portion of the evidences of indebtedness, shares of stock, cash and assets so distributed applicable to one share of Class D
Common Stock; provided, however, that, at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined by the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors). If any conversion of a share of Series B
Convertible Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Class D Common Stock which the holder of the share of Series B Convertible Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the evidences of indebtedness, shares of stock, cash or assets to which such holder is so entitled; provided that such due bill
(i) meets any applicable requirements of the principal national securities exchange or other market on which the Class D Common
Stock is then traded and (ii) requires payment or delivery of such evidences of indebtedness, shares of stock, cash or assets no later than the date of payment or delivery thereof to holders of Class D Common Stock receiving such distribution.

            (m) Other. Notwithstanding any other provision in this Section 8 to the contrary, if the Corporation shall, by dividend or otherwise, authorize, declare or make a distribu-tion on its Common Stock referred to in Section 8(c)(iv) and such distribution shall include shares of stock of one or more corporations that immediately prior to such distribution was or would have been a subsidiary (a "Spin-Off"), the holder of each share of Series B Convertible Preferred Stock shall be entitled, if it so elects, in addition to any other adjustment provided in respect thereof in this Section 8, to receive share for share convertible preferred stock of each such corporation which has powers, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions with respect to such corporation, as are substantially identical to those of the Series B Convertible Preferred Stock (the "Additional Preferred Stock" and collectively with the Series B Preferred Stock, the "Total Preferred Stock"). The then effective conversion price of the Additional Preferred Stock shall be such as shall preserve fully the conversion rights of the Series B Convertible Preferred Stock in such corporation. The shares of Series B Convertible Stock and the Additional Preferred Stock shall each thereafter remain outstanding; provided, however, that any payment, redemption or retirement in respect of either the Series B Convertible Preferred Stock or the Additional
Preferred Stock shall operate to reduce the remaining payment, redemption or retirement rights in respect of both, so that the holder shall be entitled to receive in the aggregate the full benefits with respect to payments, redemption and retirement rights of holding one half of the number of shares of Total Preferred Stock held by such holder and the full benefits with respect to all other rights of holding the total number of shares of Total Preferred Stock held by such holder.

            (n) Certain Special Events. Notwithstanding anything in this Section 8 to the contrary, neither the Corporation nor any of its subsidiaries shall declare, pay or make any dividend or distribution or commence a tender or exchange offer for any of the Corporation's securities that are subordinate to or pari passu with the Series B Convertible Preferred Stock as to liquidation preference or dividends or be a party to any transaction (including without limitation any recapitalization or reclassification of stock), any consolidation of the Corporation or any such subsidiary with, or merger of the

Corporation or any such subsidiary into, or share exchange with, any other person, any merger of any other person into the Corporation or any such subsidiary or any sale or transfer of assets which, in any such case, would constitute a Special Event unless after giving effect thereto the Corporation would have the ability and the right (and the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, shall have adopted a resolution confirming such ability and right) to purchase at the then applicable price specified in Section 7 all of the then issued and outstanding shares of Series B Convertible Preferred Stock, assuming all such stock is tendered to it for purchase pursuant to Section 7.

            9.    Voting Rights.

            (a)   General.   The holders of shares of Series B
Convertible Preferred Stock will not have any voting rights except as set forth below. In connection with such rights to vote pursuant to Sections 9(b) and 9(c), each holder of Series B Convertible Preferred Stock will have one vote for each share held. Any shares of Series B Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

            (b) Default Voting Rights. Whenever dividends on the Series B Convertible Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividends
(whether or not consecutive), (i) the number of members of the Board of Directors shall be increased by two, effective as of the time of election of such directors as hereinafter provided and (ii) the holders of the Series B Convertible Preferred
Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at each meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Series B Convertible
Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series B
Convertible Preferred Stock have been authorized, declared, paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Convertible Preferred Stock and such Parity Dividend Stock to vote for such two additional directors, and the number of directors of the Board of Directors shall immediately thereafter be reduced by two.

            The foregoing right of the holders of the Series B Convertible Preferred Stock with respect to the election of two directors may be exercised at each annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series B Convertible Preferred Stock more than ninety days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within twenty days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series B Convertible Preferred Stock, call a special meeting of the holders of the Series B Convertible Preferred Stock to be held within sixty days after the delivery of such request for the purpose of electing such additional directors.

            The holders of the Series B Convertible Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove with or without cause at any time and replace any directors such holders shall have elected pursuant to this Section 9 and the holders of each other class of stock of the Corporation shall not have the right to remove any such directors.

            (c) Class Voting Rights. So long as any shares of the Series B Convertible Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, without the affirmative vote or consent of the holders of at least 66-2/3% (unless a higher percentage shall then be required by applicable law or the Corporation's charter) of all outstanding shares of the Series B Convertible Preferred Stock voting separately as a class (i) amend, alter or repeal any provision of the charter or by the bylaws of the Corporation, if such amendment, alteration or repeal would alter the contract rights, as expressly set forth herein, of the Series B Convertible Preferred Stock so as to adversely affect the rights of the holders thereof or the holders of the Class D Common Stock or the Common Stock or (ii) create, authorize or issue, or reclassify shares of any authorized stock of the Corporation into, or increase the authorized amount of, any Senior Dividend Stock or Senior Liquidation Stock, or any security convertible into such

Senior Dividend Stock or Senior Liquidation Stock. A class vote on the part of the Series B Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Board of Directors) in connection with (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series B Convertible Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

            (d) Voting Rights after Occurrence of a Specified Corporate Action. Following the occurrence of a Specified Corporate Action, the holders of shares of Series B Convertible Preferred Stock shall have the right to vote as a class with the holders of Common Stock and Class D Common Stock on all matters as to which the holders of Common Stock are entitled to vote, whether by law or otherwise. In connection with such rights to vote, each holder of Series B Convertible Preferred Stock shall have the number of votes for each share held equal to the number of shares of Common Stock then exchangeable for the shares of Class D Common Stock into which such share is then convertible.

            10. Outstanding Shares. For purposes of these Articles Supplementary, all shares of Series B Convertible Preferred Stock issued by the Corporation shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Series B Convertible Preferred Stock that have been so called for redemption under Section 6, to the extent provided thereunder;
(ii) from the date of surrender of certificates representing shares of Series B Convertible Preferred Stock, all shares of Series B Convertible Preferred Stock converted into Class D Common Stock or repurchased pursuant to Section 7 hereof; and
(iii) from the date of registration of transfer, all shares of Series B Convertible Preferred Stock held of record by the Corporation or any majority-owned subsidiary of the Corporation.

            11.   Transfer Restrictions.

            (a) Legends on Series B Convertible Preferred Stock and Common Stock. The certificates representing shares of Series B Convertible Preferred Stock shall, unless otherwise agreed by the Corporation and the holders of any such certificates, bear a legend substantially to the following effect:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ALEXANDER & ALEXANDER SERVICES INC. TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE.
      IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE CHARTER OF ALEXANDER & ALEXANDER SERVICES INC., IN THE ARTICLES SUPPLEMENTARY GOVERNING THESE SHARES AND IN A STOCK PURCHASE AND SALE AGREEMENT DATED AS OF JUNE 6, 1994, A COPY OF EACH OF WHICH IS ON FILE WITH ALEXANDER & ALEXANDER SERVICES INC. AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

            (b) Transfer Agent Requirements. The transfer agent for the Series B Convertible Preferred Stock shall not be required to accept for registration of transfer any shares of Series B Convertible Preferred Stock bearing the legend contained in paragraph (a) above, except upon presentation of satisfactory evidence that the restrictions on transfer of shares of the Series B Convertible Preferred Stock referred to in the legend in paragraph (a) have been complied with, all in accordance with such reasonable regulations as the Corporation may from time to time agree with the transfer agent for shares of the Series B Convertible Preferred Stock.

            12. Status of Acquired Shares. Shares of Series B Convertible Preferred Stock redeemed or repurchased by the Corporation, received upon conversion pursuant to Section 8 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series B Convertible Preferred Stock.

            13. Special Covenants. The Corporation shall not on or after June 1, 1994 issue or sell any shares of any Senior
Dividend Stock or Senior Liquidation Stock.

            14. Permissible Distributions. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Convertible Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

            15.   Preemptive Rights.  Holders of shares of
Series B Convertible Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

            16. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

            SECOND: The Series B Convertible Preferred Stock has been classified by the Board of Directors under a power contained in the Charter.

            THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

            FOURTH: The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and states as to all matters and facts required to be verified under oath that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under penalties for perjury.

            IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Corporation by its Vice President and attested by its Assistant Secretary this 15th day of July, 1994.

                              ALEXANDER & ALEXANDER SERVICES INC.


                              By: /s/ R.A. Kershaw
                                  Name:  R.A. Kershaw
                                  Vice President & Treasurer


Attest:


/s/ Alice L. Russell
Name:  Alice L. Russell
Assistant Secretary